Exhibit 8.1

June 10, 2026

ZeroStack Corp.

40 King St W Suite 2400, Toronto

ON M5H 3Y2, Canada

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to ZeroStack Corp., an Ontario corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-4  (the "Registration Statement"), as amended and supplemented from time to time, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. This opinion letter is being delivered in respect of the proposed change in jurisdiction of incorporation of the Company from the Province of Ontario to the State of Texas pursuant to a "conversion" under Section 10.102 of the Texas Business Organizations Code, as amended, also referred to as a "continuance" under Section 181 of the OBCA (the "Continuance") as described under "Proposal No. 6 - Continuance to Texas" of the Registration Statement.

For purposes of this opinion, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or otherwise provided to us. We have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, (ii) that the Continuance will be consummated as described in the Registration Statement; (iii) that the statements concerning the terms of the Continuance set forth in the Registration Statement are true, complete and correct and will remain true, complete and correct at all relevant times; and (iv) that any such statements made in the Registration Statement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all relevant times, in each case as if made without such qualification. We also have relied on certain written representations of the Company contained in an Officer's Certificate dated on or about the date hereof. If any of the above described assumptions are untrue for any reason, or if the Continuance is consummated in a manner that is different from the manner described in the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption "U.S. Federal Income Tax Considerations" as provided under "Proposal No. 6 - Continuance to Texas" of the Registration Statement, to the extent such statements summarize U.S. federal income tax law, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and therein, constitute our opinion as to the material United States federal income tax consequences of the Continuance to U.S. Holders and Non-U.S. Holders (each, as defined under "Proposal No. 6 - Continuance to Texas" of the Registration Statement) of Common Shares. We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Continuance, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

Our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

701 Fifth Avenue | Suite 6100 | Seattle, WA 98104-7043 | Tel. 206-903.8800 | dorsey.com

ZeroStack Corp.

June 10, 2026

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

KRF